SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549


                               FORM 8-K

                            CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15 (d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  March 31, 1994


                        TRIARC COMPANIES, INC.
        (Exact name of registrant as specified in its charter)


         OHIO                   1-2207             38-0471180
    --------------           -----------        ------------------
   (State or other           (Commission        (I.R.S. Employer
    jurisdiction of           File No.)         Identification No.)
    incorporation of
    organization)

                 777 South Flagler Drive
                 Suite 1000E
                 West Palm Beach, FL                    33401
         --------------------------------------     -------------
        (Address of principal executive office)       (Zip code)

Registrant's telephone number, including area code:  (407) 653-4000





















                                Page 1
Item 5.    Other Events.

      On March 31, 1994, the Registrant filed with the Commission Form 12b-25, stating that for reasons set forth in such Form, the consolidated financial statements of the Registrant for the transition period from May 1, 1993 to December 31, 1993 (the "Transition Period") have not been completed. The Registrant's form 12b-25 indicated that the Registrant expected its earnings and other financial results for such period to be as follows:

      The Registrant expects to report in its Transition Report on Form 10-K for the Transition Period revenues of $703.5 million compared to revenues of $715.9 million in the comparable 1992 period, an operating profit of $30.0 million compared to an operating profit of $51.1 million in the comparable 1992 period and a net loss of $39.5 million compared to a net loss of $10.3 million in the comparable 1992 period. The decrease in revenues of $12.4 million is principally due to the lack of revenues in the 1993 period of operations previously sold or held for sale. The decrease in operating profit of $21.1 million is principally due to
(i) a $15.4 million increase in advertising and marketing expenses in the Company's soft drink segment, (ii) a $10.0 million provision (without tax benefit) in the Transition Period for estimated insurance loss reserves based on the reviews and recommendations of the Company's insurance consulting actuaries and new insurance management company and (iii) a $2.3 million increase in reserves for legal matters principally for a claim by a former affiliate. The increase in the net loss of $29.2 million is principally due to the after-tax effects of the items affecting operating profit noted above ($20.8 million) as well as (i) a decrease of $11.8 million in the results of discontinued operations including a $12.4 million after-tax charge ($8.8 million after minority interests) in the Transition Period principally to provide for the estimated loss on the sale of such operations from a previously estimated break-even position and (ii) a $7.2 million increase in reserves for income tax contingencies.

      In addition, the Registrant also has announced its earnings and results of operations for such Transition Period in a press release, which is incorporated herein and a copy of which is annexed hereto.

Item 7.    Financial Statements, ProForma Financial Information and
           Exhibits.

      (c) Exhibits.

      99.1 Press release dated March 31, 1994.



                                Page 2


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                TRIARC COMPANIES, INC.



Date:  April 4, 1994            By: Anthony W. Graziano, Jr.
                                    Anthony W. Graziano, Jr.
                                    Executive Vice President and
                                    General Counsel, and Assistant
                                    Secretary








































                                Page 3
                             Exhibit Index


Exhibit
No.              Description                              Page No.
- --------         ------------                             --------

99.1             Press Release dated March 31, 1994          5













































                                Page 4
Contact:   Jerry Hostetter                       FOR IMMEDIATE RELEASE
           (212) 230-3185


                   TRIARC COMPANIES REPORTS RESULTS
              FOR TRANSITION PERIOD UNDER NEW MANAGEMENT

      NEW YORK (March 31, 1994)--Triarc Companies, Inc. (NYSE:TRY) today reported results for the eight-month period ended December
31. As previously reported, the company has adopted December 31 as the fiscal year-end for each of its businesses. Accordingly, the company is reporting results for an eight-month "transition period." Previously, Triarc's fiscal year ended on April 30.
For this 1993 transition period, operating results for the four core businesses are included as follows: Royal Crown and Arby's, April 1 to November 30; Graniteville, March 1 to October 31; and National Propane, May 1 to December 31. The December 1993 after-tax results for Royal Crown and Arby's and the November-December 1993 after-tax results for Graniteville, not separately included in results of operations for the transition period, are reported directly to retained earnings. Previously, Royal Crown, Arby's and Graniteville were on different fiscal years than Triarc, making meaningful analysis of the company's results and comparisons to prior periods difficult.

      "Simplifying reporting of the company's results to investors is essential," said Nelson Peltz, chairman and chief executive officer. "We will report results by segment for the first calendar quarter of 1994 and provide investors with worthwhile, comparative insights into our businesses." Mr. Peltz and Peter May acquired a controlling interest in DWG Corporation on April 23, 1993. They changed the name of the company to Triarc in October and listed the company's stock on the New York Stock Exchange in November.

      Triarc also reported that since April 1993 it has made major progress in implementing new business strategies for each of its business units, which include: Royal Crown, a major producer of soft drinks; Arby's, a leading restaurant chain; Graniteville, a textile manufacturer; and National Propane, a distributor of liquified petroleum gas.

      Mr. Peltz said: "The strategic restructuring we launched last year to transform Triarc into a successful company is making excellent progress. Triarc is now focused on four core businesses, each of which has exciting growth potential."

      Major actions to date cited by Mr. Peltz include:

      o Raising and committing capital required to support the growth strategies of the company's core businesses;



                                Page 5
      o    Successfully divested several peripheral businesses;

      o Restructuring the company and incurring the associated relocation and restructuring charges to properly position it for long-term profitability and growth; and

      o Recruiting new operating management teams at three of the company's four core businesses and appointing a new chief executive at the fourth unit.

      Peter W. May, president and chief operating officer of Triarc, said: "Finding superior new management to lead the core businesses confidently into the future is, without question, our most important accomplishment to date. We are particularly proud of the world-class executives who now head our core businesses."

      The senior executives now running Triarc's core businesses include: John Carson, former president of Cadbury Beverages, North America, now President/CEO of Royal Crown; Don Pierce, former head of PepsiCo's KFC International, now President/CEO of Arby's; Ron Paliughi, previously a senior executive at AmeriGas, now President/CEO of National Propane; and Doug Kingsmore, formerly executive vice president/COO of Graniteville, who was promoted to chief executive.

1993 Transition Period

      During the eight-month transition period, revenues of Triarc's four core businesses rose six percent. However, this was more than offset by the loss of revenues associated with operations previously sold or held for sale. Triarc recorded revenues of $703.5 million compared to $715.9 million in the comparable 1992 period, and operating profit of $30.0 million compared to $51.1 million in 1992 and a net loss of $39.5 million versus a net loss of $10.3 million in 1992.

      The lower operating profit in the eight-month transition period in 1993 is due principally to (i) a $15.4 million increase in advertising and marketing expenses in the Company's soft drink segment to generate future growth, (ii) a $10.0 million (without tax benefit) increase in loss reserves by the Company's captive insurance subsidiary which stopped writing insurance of any kind for periods subsequent to September 30, and (iii) a $2.3 million increase in reserves for legal matters, principally for a claim by a former affiliate.

      The net loss of $39.5 million reflects the after-tax effects ($20.8 million) of the items noted above as well as (i) an $8.8 million provision (after minority interests) principally to provide for the estimated loss on the sale of discontinued operations, (ii) a $7.2 million provision for income tax contingencies and (iii) a $3.8 million provision (without tax benefit) for settlement of the

                                Page 6
last outstanding shareholder derivative litigation brought against the former management.

      "The results for the transition period reflect an effort to put all issues associated with the company's prior management behind us so that we can invest in our core businesses and produce a profitable 1994 and beyond," said Mr. Peltz.

Summary of core business activity in calendar 1993

      Each of the company's core businesses has made solid progress since last April and is well-positioned for further progress in 1994 and beyond.

Royal Crown

      Unit sales of private label concentrate doubled during the year and international unit sales of branded products also were well above the prior year. Royal Crown domestic branded unit sales declined in calendar 1993 reflecting, in part, previous management's ineffective marketing programs and new management's previously-announced decision to discontinue the practice of year-end loading of extra, discounted concentrate shipments to bottlers.

      In January, Royal Crown signed a worldwide agreement with Cott Corporation calling for Royal Crown to be Cott's exclusive supplier for all cola concentrates for retailer-branded beverages and,wherever possible, to supply Cott's requirements for non-cola concentrates. Cott has agreed to purchase at least 75 percent of its total worldwide requirements for all concentrates from Royal Crown.

      Mr. May said that Royal Crown's goal for 1994 and beyond is domestic unit growth of its branded products of at least 6 percent, in a market expected to grow about 2 percent. In 1994, Royal Crown will introduce new packaging for most products and begin the company's first national television advertising campaign in many years. RC will provide 9,300 new vending machines to its bottlers this year. This is four times as many vending machines than bottlers have placed in the last five years combined.
International and private label unit sales should record strong progress as well, he said.

      "We plan to build the business domestically and internationally with outstanding brands, solid bottler relationships, and innovative marketing and advertising," Mr. May said.






                                Page 7
Arby's

      Arby's revenues rose 10 percent in calendar 1993 as same store sales grew 11 percent. Store margins increased 45 percent, reflecting new management's emphasis on operational improvement and the reorganization of field management. Arby's ended the year with 2,682 restaurants, of which 259 were company-owned.

      Arby's is planning its first-ever national advertising campaign, which will begin later this year. Also, programs are in place to further increase average restaurant sales and continue margin improvement at the store level. Arby's will commit $40 million in 1994 to build 25 company-owned stores, remodel 80 restaurants and improve operating efficiencies.

Graniteville

      In calendar 1993, Graniteville achieved one of the best years in its 150-year history in terms of sales and operating profits, in spite of a denim market downturn which began in September. The company experienced strong results in all four of its product areas: Utility wear, piece-dyed cotton fabrics for sportswear, indigo-dyed fabrics for jeans and dyes and specialty chemicals for the textile industry.

      Graniteville is still experiencing a slump in denim demand and, as a consequence, results for the first half of 1994 at Graniteville may be below last year. However, the denim market is expected to begin a recovery in the third quarter. Graniteville will continue to emphasize value-added products and to invest in plant modernization to enhance productivity, particularly at C.H. Patrick, its specialty dye and chemical subsidiary which has had several years of continued sales and earnings growth.

National Propane

      National Propane operating profits in calendar 1993 exceeded those of 1992, as late in the year the company began to benefit from the efficiencies of combining seven regional companies into a centralized organization. As a result of the reorganization, the company reduced its headcount by 10 percent. "National Propane's margins will expand dramatically this year as more efficiencies from its restructuring are realized," said Mr. May. "Graniteville will have a very good year in 1994," he said.

      Triarc vice chairman Leon Kalvaria concluded: "At Triarc, this has been a year of revolutionary change, of recruiting outstanding managers, identifying issues and assembling building blocks for future growth. Now, each of our businesses has new leadership and growth strategies in place. These plans will develop and mature in 1994 and produce positive results for shareholders.

                                Page 8
                Triarc Companies, Inc. and Subsidiaries
             Condensed Consolidated Results of Operations
                 (in thousands except per share data)





                                             Eight Months Ended
                                                 December 31
                                          ------------------------
                                             1993         1992
                                              (a)      (unaudited)


Revenues                                   $703,541     $715,852
Operating profit                             29,969       51,073
Loss from continuing operations             (30,210)      (6,925)
Income (loss) from discontinued operations   (8,820)       3,030
Extraordinary items                            (448)         -
Cumulative effect of changes in
  accounting principles                          -        (6,388)
Net loss                                   $(39,478)    $(10,283)

Loss per share:
  Continuing operations                      $(1.60)       $(.27)
  Discontinued operations                      (.42)         .12
  Extraordinary item                           (.02)         -
  Cumulative effect of changes
    in accounting principles                     -          (.25)
  Net loss                                   $(2.04)       $(.40)



(a) Derived from audited financial statements.


















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